Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact:     Pattie Kushner (media)
+1 336-436-8263
Media@labcorp.com

Scott Frommer (investors)
+1 336-436-5076
Investor@labcorp.com

Company Information: www.labcorp.com

358 South Main Street
Burlington, NC 27215
Telephone: (336) 584-5171

LABCORP NAMED TO FORTUNE MAGAZINE'S
2019 LIST OF ‘WORLD’S MOST ADMIRED COMPANIES,’
MAKING THE ANNUAL LIST FOR THE SECOND CONSECUTIVE YEAR

Burlington, NC, January 22, 2019 - LabCorp® (NYSE: LH), a leading global life sciences company, today announced that it has been named to FORTUNE magazine's 2019 List of World’s Most Admired Companies, making the annual list for the second consecutive year. The annual survey, conducted by FORTUNE and Korn Ferry, a global organizational consulting firm, is given to top executives, directors, and financial analysts to identify the companies that enjoy the strongest reputations within their industries and across industries.
 “It is an honor to be recognized by FORTUNE for the second year in a row based on criteria that speak to the enduring business strength of companies and place them among the world’s most highly regarded,” said David P. King, chairman and CEO of LabCorp. “This designation is especially meaningful as we celebrate LabCorp’s 50th anniversary this year - marking our transformation from a hospital basement laboratory in 1969 to a leading global life sciences company today. I thank our nearly 60,000 colleagues around the world for their commitment to our mission of improving health and improving lives.”

FORTUNE's World's Most Admired Companies list is the definitive report card on corporate reputations. Korn Ferry has collaborated with FORTUNE annually since 1997 to identify, select, and rank the World’s Most Admired Companies and uncover the business practices that make these companies highly regarded among their peers. To compile the rankings, corporate reputation and performance are measured against nine key attributes: innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment, quality of products and services, and global competitiveness.

The World’s Most Admired Companies list can be found on the FORTUNE website.

About LabCorp
LabCorp (NYSE: LH), an S&P 500 company, is a leading global life sciences company that is deeply integrated in guiding patient care, providing comprehensive clinical laboratory and end-to-end drug development services. With a mission to improve health and improve lives, LabCorp delivers world-class diagnostic solutions, brings innovative medicines to patients faster, and uses technology to improve the delivery of care. LabCorp reported net revenues of more than $10 billion for 2017. To learn more about LabCorp, visit www.LabCorp.com, and to learn more about Covance Drug Development, visit www.Covance.com.

About Korn Ferry
Korn Ferry is a global organizational consulting firm. We help clients synchronize strategy and talent to drive superior performance. We work with organizations to design their structures, roles, and responsibilities. We help them hire the right people to bring their strategy to life. And we advise them on how to reward, develop, and motivate their people. Visit kornferry.com for more information.

About FORTUNE
FORTUNE is a global leader in business journalism known for its unrivaled access to industry leaders and decision makers. Founded in 1930, FORTUNE magazine has a worldwide circulation of more than 1 million and a readership of nearly 5 million and is the only business brand with editions in Europe and Asia, including a Chinese-language edition. FORTUNE is home to some of the strongest business franchises, including: FORTUNE 500, Best Companies, World's Most Admired Companies, Fastest Growing Companies and Most Powerful Women. The FORTUNE Conference Division extends the brand's mission into live settings, hosting a wide range of annual conferences for top-level executives, including the FORTUNE Global Forum and the Most Powerful Women Summit. FORTUNE's online home is fortune.com, the world's largest dedicated business and finance Web site.

Forward-Looking Statements
This press release contains forward-looking statements including but not limited to statements with respect to recognition, reputation, performance, innovation, people management, use of corporate assets, social responsibility, quality of management, financial soundness, long-term investment, quality of products and services, and global competitiveness. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions and other unforeseen changes and general uncertainties in the marketplace, changes in government regulations, including healthcare reform, customer purchasing decisions, including changes in payer regulations or policies, other adverse actions of governmental and third-party payers, changes in testing guidelines or recommendations, adverse results in material litigation matters, the impact of changes in tax laws and regulations, failure to maintain or develop customer relationships, our ability to develop or acquire new products and adapt to technological changes, failure in information technology, systems or data security, employee relations, and the effect of exchange rate fluctuations. Actual results could differ materially from those suggested by these forward-looking statements. The Company has no obligation to provide any updates to these forward-looking statements even if its expectations change. Further information on potential factors, risks and uncertainties that could affect operating and financial results is included in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, including in each case under the heading RISK FACTORS, and in the Company’s other filings with the SEC. The information in this press release should be read in conjunction with a review of the Company’s filings with the SEC including the information in the Company’s Form 10-K for the year ended Dec. 31, 2017, and subsequent Forms 10-Q, under the heading MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

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